SUBORDINATION AGREEMENT

This Subordination Agreement ("Agreement") is made and effective on August 25, 2010,

BETWEEN:	GENMED HOLDING CORP. (the "Company"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

375 N. Stephanie Str., Suite 1411
Henderson, NV 89014-8909
USA

AND:	R.Hibma ("Debtor" or “Note Holder”), a Company organized and existing under the laws of the Netherlands, with its head office located at:

Bieskade 1
2492 TP The Hague
Netherlands

WHEREAS, the Company, through its 100% Dutch daughter entity Genmed B.V., is in the process of securing funding through the issuances of interest bearing bonds.

WHEREAS, as per August 25, 2010, Debtor has a total receivable from the Company of €52,000 (fifty-two-thousand Euro’s) in unpaid management fees.. Furthermore the Company owes Debtor approx. $118,000 in unpaid salaries.

WHEREAS, the Company thinks that it is in the best interest of the Company (for financing purposes) to subordinate the loans and fees payable to its major shareholders and/or its officers to bondholders of Genmed BV.

WHEREAS, the Company has requested Debtor to subordinate the amount of the unpaid management fees ad. € 52,000.- (fifty-two-thousand Euro’s) and $5,000 (five-thousand US Dollars) in unpaid salaries to all the interest bearing Bonds (Notes) that are issued by Genmed as part of its financing of new registrations and that Debtor is willing to subordinate such amount to all interest bearing Bonds issued by Genmed BV, for the term of such bonds.

In consideration of the mutual covenants and conditions herein contained, the parties hereby agree, represent and warrant as follows:

1.	SUBORDINATION AND TERMS

a.	Subordination; It is hereby agreed that Debtor will subordinate the following amounts to all interest bearing bonds that have and will be issued by Genmed B.V. for the term of such bonds;
i.	Management Fees € 52,000
ii.	Unpaid salaries $ 5,000

b.
Interest; It is hereby agreed that the Company will pay the Debtor a fixed annual interest rate of 7,8% over the total subordinated amount(s). In the last week of each calendar quarter the Company will pay the interest to the Debtor.

c.	Conversion Feature;
i.
Debtor at any time up to and including the maturity date (or, as to the Note to which notice of prepayment shall have been given, at any time up to the close of business on the third business day prior to the day fixed for prepayment) but not thereafter may convert the Note in whole or in part into as many fully paid and non-assessable shares of Common Stock of the Company as the subordinated principal amount of the Note so converted at a multiple of $0.04 per share (“the Fixed Conversion Price”). If the Note shall be converted in part, the Company shall, at its option and without charge to the Holder, either (i) execute and deliver to the Holder a Note for the balance of the principal amount so converted, or (ii) make note thereon of the principal of the amount converted.

ii.	The exact number of shares to be issued upon conversion of the Note is determined by the EUR/USD exchange rate as provided by Oanda (www.oanda.com) on August 25, 2010, being 1,26456.

iii.	Upon conversion of the Note, all accrued and unpaid interest on the principal amount converted shall be paid to the Holder by the Company.

iv.	The Company shall take all necessary steps to maintain the registration for the shares held subject to the conversion privilege as described in this section.

v.
In the case the Company shall issue or sell any share of its Common Stock (other than the Stock Shares issued upon conversion of the Note) without consideration or for consideration per share less than the conversion price of $0,04 per share, then forthwith upon such issuance or sale, the conversion price of the Note shall be adjusted to the price equal to the price for which the Company shall issue or sell any share of its Common Stock.

vi.
In case the Company shall at any time divide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision should be proportionately reduced, and, conversely, in the case of outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the actual conversion price in effect immediately prior to such combination shall be proportionately increased.

vii.
In any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Note (other than a change in stated value or from no par to par value) or in the case of any consolidation or merger of the Company with any other corporation, or in the case of the sale and conveyance to another corporation or person of the property of the Company in its entirety or substantially as an entirety, the Company shall, as a condition precedent to such transaction, case effective provisions to be made that the Holder of the Note then outstanding shall have the right thereafter to convert the Note into the kind and amount of shares of Stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a Holder of the number of shares of Common Stock in the Company into which the Note might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

2.	PREPAYMENT OF THE NOTES

The Company shall have the right to make prepayments on principal of the Notes at any time. Such prepayment shall be accompanied by a payment of all accrued interest to date. There shall be no premium for the amount so prepaid.

3.	MISCELLANEOUS

a.
Any and all notices, approvals or other communications to be sent to the parties shall be deemed validly and properly given if made in writing and delivered by hand or by registered or certified mail, return receipt requested, and addressed to the Company at its principal office or to the Holder of the Note at the addresses given to the Company by the Note Holder.

b.	This Agreement may not be modified, amended or terminated except by written agreement executed by all the parties hereto.

c.
The waiver of any breach or default hereunder shall not be considered valid unless in writing and signed by the party giving such notice and no waiver shall be deemed a waiver of any subsequent breach or default of same.

d.	The paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such.

e.
The validity, construction, interpretation and enforceability of this Agreement and the Notes executed pursuant to this Agreement shall be determined and governed by the laws of the State of NETHERLANDS.

f.	This Agreement shall be binding upon and inure to the benefit of the company and its successors and assigns.

g.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, Company and Note Holders have executed this agreement at ZOETERMEER on AUGUST 25, 2010.

COMPANY                                                                           DEBTOR / NOTE HOLDER

Authorized Signature                                                                                     Authorized Signature

Print Name and Title                                                                                     Print Name and Title